Item 77C

Scudder Growth Opportunity Portfolio, a series of DEUTSCHE INVESTORS FUNDS, INC.

The Proxy Statement on Schedule 14A for Scudder Growth Opportunity Portfolio (the "Portfolio"), a series of Deutsche Investors Funds, Inc. (File No. 811-08227), is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on July 10, 2002. In addition, the Shareholder Meeting Results for the Portfolio are incorporated by reference to the Annual Report to Shareholders for such fund filed with the Securities and Exchange Commission on November 26, 2002.